Exhibit 10.2

EIGHTH AMENDMENT TO EMPLOYMENT AGREEMENT

This EIGHTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is entered into as of November 13, 2023 (the “Effective Date”), by and between Chris Chapman, M.D. (“Employee”) and MyMD Pharmaceuticals, Inc. (the “Company”), for the purpose of amending that certain Employment Agreement, dated as of November 1, 2020, amended on December 18, 2020, January 8, 2021, February 10, 2021, November 24, 2021, August 30, 2022, January 1, 2023, and September 8, 2023 by and between Employee and the Company (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 16 of the Agreement provides that no waiver or modification of any provision of the Agreement will be enforceable unless it is agreed to in writing by the party against which enforcement would be sought; and

WHEREAS, the parties mutually desire to modify certain provisions that would otherwise apply to Employee’s compensation pursuant to the Agreement.

NOW, THEREFORE, pursuant to Section 16 of the Agreement, in consideration of the mutual provisions, conditions, and covenants contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

Exhibit “A” to the Agreement is hereby deleted and replaced with Exhibit “A” appended hereto, thereby decreasing Dr. Chapman’s Base Salary from $500,000 to $250,000 per annum, effective for the period beginning on the first day of the Company’s first payroll period beginning on or after November 13, 2023 and ending on the date set forth in Exhibit “A”.

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Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the Effective Date.

EMPLOYEE:

/s/ Chris Chapman, M.D.
Chris Chapman, M.D.

THE COMPANY:

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chairman

EXHIBIT “A”

Base Salary

Employee’s Base Salary shall be five hundred thousand dollars ($500,000), provided however, beginning on the first day of the Company’s first payroll period beginning on or after November 13, 2023 and continuing until the first payroll date that payment of the full Base Salary would no longer jeopardize the Company’s ability to continue as a going concern, as determined by the Company in its sole discretion, Employee’s Base Salary shall be reduced to two hundred fifty thousand dollars ($250,000) per annum paid in biweekly increments, and the remaining two hundred fifty thousand dollars ($250,000) of Employee’s Base Salary per annum (the “Deferred Amount”) shall be deferred, without interest, in accordance with the requirements of Treas. Reg. § 1.409A-3(d), until the Company’s first payroll date following the date that the Company determines, in its sole discretion, that payment of such Deferred Amount would no longer jeopardize the Company’s ability to continue as a going concern and such payment may either be made at such time, at Employee’s election, in the Company’s common stock under the MyMD Pharmaceuticals, Inc. 2021 Equity Incentive Plan or cash.